Exhibit (a)(8)
NEWS RELEASE
TO BUSINESS EDITOR
COMM BANCORP, INC. Declares Fourth Quarter Cash Dividend
     Clarks Summit, PA, September 20/PR Newswire/- The Board of Directors of Comm Bancorp, Inc. (Nasdaq:CCBP) today declared a dividend of $0.25 per share for the fourth quarter of 2006. The dividend declared for the same quarter of 2005 was $0.23 per share. Year-to-date dividends total $1.00 per share in 2006, an 8.7% increase compared to $0.92 per share in 2005. The dividend is payable on January 2, 2007, to shareholders of record December 15, 2006.
     Comm Bancorp, Inc. serves the Lackawanna, Monroe, Susquehanna, Wayne and Wyoming counties of Pennsylvania through its subsidiary’s, Community Bank & Trust Company, sixteen banking offices. In addition, customers can take advantage of Klicksm Banking, on-line banking services, by accessing the Company’s web site at http://www.combk.com,
SOURCE Comm Bancorp, Inc.
/Contact: MEDIA/INVESTORS, Scott A. Seasock, 570-586-0377 or fax, 570-587-3761, of Comm Bancorp, Inc.
Co:     Comm Bancorp, Inc.
St:     Pennsylvania
In:     Fin

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly report on Form 10-Q.